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                 (AMERICAN INDUSTRIAL PROPERTIES REIT HEADING)

                                                                   April 4, 1994

Dear Fellow Shareholder:

      A company called American Holdings, Inc. has announced its intention to wage a proxy contest in opposition of the proposed merger of American Industrial Properties REIT (the "Trust") into a wholly-owned subsidiary of the Trust.

      Your Trust Managers believe that Paul Koether, the Chairman of the Board and President of American Holdings, and his wife, Natalie Koether, legal counsel to American Holdings, are the moving force behind this proxy fight. We think that there are a number of facts you should know about the Koethers and their affiliated companies.

                    WHAT YOU SHOULD KNOW ABOUT THE KOETHERS

      The Koethers and associates of theirs have in the past:

      - accumulated a stake in public companies and threatened to seek control, only to try later to sell the stake back to the issuer at above-market prices;

      - been called by several courts "GREENMAILERS;" one court even went so far as to say that a partnership formed and controlled by the Koethers "dealt in many forms of SHAREHOLDER BLACKMAIL in attempts to gain control of corporations or be bought out at a substantial premium;" and

      - made what the Delaware Court of Chancery characterized as a "THREAT" to block a proposed merger of a public company, and, when the company's Board refused to be intimidated into buying the Koethers' holdings for a 90% premium, brought a lawsuit (which was thrown out by the Court) to stop the merger.

  ASK YOURSELF, WHOSE INTEREST ARE THE KOETHERS SEEKING TO SERVE -- YOURS, OR
                                   THEIR OWN?
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                          THE TRUST'S PLANS FOR GROWTH

      WE BELIEVE THAT THE PROPOSED MERGER WILL ALLOW US TO BUILD ON OUR STRATEGY OF REPOSITIONING THE TRUST TO PURSUE OPPORTUNITIES AVAILABLE IN TODAY'S REAL ESTATE AND CAPITAL MARKETS. Since last December, when we announced the decision to use our available cash resources to defease the Trust's outstanding zero coupon notes, we have been hard at work to arrange new financing to complete the defeasance and bring growth capital into the Trust. We believe we are making good progress in this direction, and the proposed merger is in furtherance of that goal.

      Your Trust Managers believe that the Trust's plan to convert from being organized in Texas to a Maryland corporation, American Industrial Properties, REIT (the "Company"), will:

      - allow the Trust to take advantage of the many benefits associated with the corporate form of organization;

      - provide an improved capital structure through the increase in authorized shares, which is expected to provide the Trust with the flexibility to raise additional capital through subsequent public offerings;

      - allow the Company to use the increased shares to more easily negotiate and structure future acquisitions of industrial properties; and

      - eliminate the risk of property sales required by Texas law that are inconsistent with our growth strategy and could be detrimental to shareholder interests.

      In addition, an exchange ratio of one share of the new company for each five shares of the Trust is intended to increase the trading price of the shares, which may attract additional investors with minimum trading requirements. Because the proposed merger does not include any third parties, but is simply a merger between the Trust and its wholly-owned subsidiary, each shareholders' percentage ownership in the new Company will be the same as that in the Trust (except for fractional shares).

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      We believe that each element of the proposed merger, including the conversion of the Trust to a Maryland corporation, is consistent with widely accepted practices in today's real estate investment trust industry and is intended to enhance shareholder value. A substantial number of REITs that made initial public offerings during 1993 were organized in Maryland, which we believe provides a more established body of law for real estate investment trusts than does the Texas REIT Act.

      Your Trust Managers believe that there are many opportunities in today's markets to acquire industrial distribution properties at attractive returns. WE BELIEVE THAT THE TRUST'S FUTURE GROWTH DEPENDS DIRECTLY ON THE CONSUMMATION OF THE PROPOSED MERGER AND THE INCREASE IN AUTHORIZED SHARES. In our opinion, the real issue before you is whether your Trust will be positioned to realize its operating and growth potential, or risk stagnation in a growth environment. WE ENCOURAGE YOU TO CONSULT YOUR BROKER OR OTHER FINANCIAL ADVISOR TO DISCUSS THE BENEFITS OF THE PROPOSED MERGER.

      After the consummation of the merger, the Company intends to continue to qualify as a real estate investment trust for federal income tax purposes, and has applied for the continuation of its listing on the New York Stock Exchange under the symbol "IND."

                  WE URGE YOU TO VOTE FOR THE PROPOSED MERGER.

      Please promptly sign, date and return the enclosed WHITE PROXY CARD to vote for the merger. Be sure to vote only on the WHITE PROXY CARD.

      Thank you for your continued interest and support.

                                          On behalf of your Trust Managers,

                                      /s/ Charles W. Wolcott

                                          Charles W. Wolcott
                                          President and CEO

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                                   IMPORTANT

1. Be sure to vote only on the WHITE PROXY CARD. WE URGE YOU NOT TO SIGN
   ANY BLUE PROXY CARDS YOU RECEIVE FROM AMERICAN HOLDINGS OR ITS ASSOCIATES.

2. If your shares are held in "street name," only your broker or banker can vote your shares and only upon receipt of your specific instructions. Please return the WHITE PROXY CARD in the envelope provided or contact the person responsible for your account and instruct that individual to vote a WHITE PROXY CARD on your behalf today.

3. If you have executed American Holdings blue proxy card, you have every right to change your vote by signing, dating and returning the enclosed WHITE PROXY CARD. Any proxy may be revoked by a later-dated proxy. ONLY YOUR LATEST-DATED PROXY WILL COUNT AT THE SPECIAL MEETING OF SHAREHOLDERS.

4. If you have any questions or need assistance in voting your shares, please feel free to contact me, Charles Wolcott, at our toll-free number, 1-800-550-6053, or contact D. F. King & Co., Inc. at 1-800-669-5550.

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